Exhibit 21
Bob Evans Farms, Inc. Corporate Structure*
Exhibit 21 Bob Evans Farms, Inc. Corporate Structure* * Remainder of preferred shares are owned by BEF Ohio (5%, 60 shares) and employees of BEF Ohio and their family members (10%, 120 shares). owns 100% of Mimi’s Cafe, LLC, a Delaware limited liability company SWH Oklahoma, Inc., an Oklahoma corporation SWH Too, LLC, a Delaware limited liability company SWH Liquor Company, a Texas corporation 75-2811689 owns 100% of owns 100% of Bob Evans Farms, Inc., a Delaware corporation owns 100% of Bob Evans Farms, Inc., an Ohio corporation owns 100% of Owens Foods, Inc., a Texas corporation Bob Evans Transportation Company, LLC, an Ohio limited liability company Bob Evans Restaurants of Michigan, LLC a Delaware limited liability company Mimi’s Café Kansas, Inc., a Kansas corporation owns 100% of owns 100% of SWH Corporation, a California corporation Mimi’s Café of Rogers, Inc., an Arkansas non-profit mutual benefit corporation* owns 100% of SWH Texas, Inc., a Delaware corporation owns 100% voting stock of SWH Howard Maryland, Inc., a Maryland corporation owns 100% of SWH Charles Maryland, Inc., a Maryland corporation SWH Frederick Maryland, Inc., a Maryland corporation owns 100% of owns 100% of Notes: *The registrant has listed above all of its direct and indirect subsidiaries; the inclusion of any entity in the table above however does not necessarily signify that it is a “significant subsidiary” of the registrant. **Mimi’s Café of Rogers, Inc. is a non-profit mutual benefit corporation, and as such has not issued capital stock. It is however supported in part by a subsidiary of the registrant.